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                                                                    EXHIBIT 99.3


                     ROAMING AGREEMENTS WITH AT&T WIRELESS

     On July 11, 2003, Dobson Communications and we each entered into a GSM/GPRS roaming agreement and a GSM/GPRS operating agreement with AT&T Wireless, or AWS. The following is a summary of these GSM/GPRS roaming and operating agreements.

  DOBSON COMMUNICATIONS ROAMING AGREEMENT

     The roaming agreement expires on July 11, 2008, subject to earlier termination for several reasons, including the technical or commercial impracticability of using a party's roaming network, the occurrence of an unacceptable level of unauthorized use, or the revocation or nonrenewal of a party's GSM license.

     The roaming agreement provides for negotiated roaming rates for GSM/GPRS in the respective markets of Dobson Communications and AWS. These rates are fixed for the first three years, subject to modification in limited circumstances. Dobson Communications can initiate negotiations for new rates in years four and five. If Dobson Communications does not initiate rate negotiations, or if Dobson Communications initiates negotiations, but AWS and Dobson Communications are unable to agree upon new rates, the rates in effect for year three will continue for years four and five, and AWS may compete against Dobson Communications in its markets.

  DOBSON COMMUNICATIONS OPERATING AGREEMENT

     Under the operating agreement, Dobson Communications has agreed to construct and operate facilities-based mobile wireless telecommunications systems using EDGE-compatible GSM/GPRS technology in specified markets. If Dobson Communications fails to meet its construction obligation, AWS will have the right to co-locate GSM/GPRS telecommunications equipment on Dobson Communications' cell sites. Dobson Communications has agreed to cause its systems to be technologically compatible with AWS' GSM/GPRS systems and will comply substantially with the AWS network performance standards. With respect to any mobile wireless services using new technology deployed by AWS in its markets, Dobson Communications may elect to be the preferential roaming provider for AWS if Dobson Communications and AWS reach agreement on mutually satisfactory terms within 30 days of commencement of discussions.

     Subject to certain exceptions, for the first three years of the operating agreement, AWS and its controlled affiliates will not, directly or indirectly, engage in a business that provides or resells, or grants a license that facilitates or enables the provision or resale of, facilities-based mobile wireless telecommunications services using GSM/GPRS on any spectrum in any markets of Dobson Communications. Subject to the provisions of the roaming agreement, Dobson Communications may elect to extend the exclusivity period for the last two years of the operating agreement. However, AWS may engage in investments, asset sales or other business combination transactions involving markets overlapping with Dobson Communications if the overlap is less than 25% of the total markets in the transaction (measured by population); in such event, AWS customers would no longer need to roam on Dobson Communications' systems in such markets.

     AWS has agreed that substantially all of its customers, when roaming in any of Dobson Communications' markets, will seek GSM or GPRS roaming service from Dobson Communications prior to seeking such service from another carrier other than Cingular or NPI Wireless so long as Dobson Communications is in compliance with its construction, operational and other requirements under the agreements.

     AWS may terminate the preferred GSM roaming provider and limited exclusivity provisions of the operating agreement if Dobson Communications ceases to be in compliance with its construction, operational and other requirements under the agreement, or if a major competitor of AWS acquires Dobson Communications.

  AMERICAN CELLULAR ROAMING AND OPERATING AGREEMENTS

     Our roaming and operating agreements with AWS are similar to the roaming and operating agreements between Dobson Communications and AWS. However, our operating agreement expires on July 11, 2008,


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subject to earlier termination on November 30, 2003 if (i) the Restructuring has
not been consummated by that date, (ii) our operating and roaming agreements have not been approved by the Bankruptcy Court without the imposition of any condition that would adversely affect AWS or its business in any material respect (in the event the Restructuring is consummated through the in-court Restructuring), (iii) AWS has failed to complete its withdrawal as a member of ACC Acquisition LLC, or (iv) the holders of the existing notes have not released AWS and its affiliates from all claims arising from the ownership of existing notes in the manner contemplated by Article IX of the plan of reorganization attached hereto as Appendix I or the last paragraph of "Terms and Conditions of the Exchange Offers and Consent Solicitation -- The Exchange Offers" (or in another manner acceptable to AWS). Our roaming rates decrease over the term of our roaming agreement, subject to modification in certain limited circumstances. In limited circumstances, our roaming agreement may also be extended beyond July 11, 2008. Unlike Dobson Communications, we will be AWS' preferred GSM roaming provider over Cingular and NPI Wireless in our markets (so long as we are in compliance with our construction, operational and other requirements under the agreements), and we will be the sole provider of toll services for all of AWS' TDMA, GSM and GPRS roaming traffic in our markets.

     AWS may compete against us in our Kentucky markets and, AWS may engage in investments, asset sales or other business combination transactions involving markets overlapping with our markets if the overlap is less than 25% of the total markets in the transaction (measured by population), subject to our right to buy such overlapping markets at fair market value. If we do not do so, AWS may retain such markets and its customers would no longer need to roam on our systems in such markets.

  AMERICAN CELLULAR TDMA AGREEMENT

     Our existing TDMA roaming agreement with AWS will be amended as part of the Restructuring, and extend through June 30, 2007. Subject to certain circumstances, AWS has agreed not to construct, own or acquire a controlling interest in, or manage a communications system that provides TDMA mobile wireless service in areas in which we operate our cellular systems until February 25, 2005. However, AWS may engage in investments, asset sales or other business combination transactions involving markets overlapping with ours if the overlap is less than 25% of the total markets in the transaction (measured by population); in such event, AWS customers would no longer need to roam on our systems in such markets. Subject to certain circumstances, we will be the preferred provider of roaming services for AWS' subscribers who roam in our markets until February 25, 2005.

     To the extent permitted by law, AT&T Corp. will be our preferred provider of long distance service while AWS is the preferred provider of roaming services for our subscribers who roam in AWS' markets.